Exhibit (e)(1)

Confidential	Execution Copy

____________________

ASSET PURCHASE AGREEMENT

____________________

Between

MERRILL LYNCH & CO., INC.

and

VAN ECK ASSOCIATES CORPORATION

Dated as of August 11, 2011

Page

ARTICLE I

DEFINITIONS

ARTICLE II

PURCHASE AND SALE

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLER

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

ARTICLE V

ADDITIONAL AGREEMENTS

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.01. Conditions to Obligations of the Seller	25
SECTION 6.02. Conditions to Obligations of the Purchaser	26

ARTICLE VII

INDEMNIFICATION

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01. Termination	30
SECTION 8.02. Effect of Termination	31

ARTICLE IX

GENERAL PROVISIONS

ANNEX A – Conditions of the Exchange Offers

EXHIBITS

1.01(a)	Form of Assignment of Purchased Assets

1.01(b)	Schedule of Subject HOLDRS Trust Agreements

1.01(c)	Seller’s Knowledge

1.01(d)	Transferred Registered Intellectual Property

1.01(e)	Transferred Unregistered Trademarks and Copyrights

5.02(b)(i)	Form of IP License Agreement

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 11, 2011, between MERRILL LYNCH & CO., INC., a Delaware corporation (the “Seller”), and VAN ECK ASSOCIATES CORPORATION, a Delaware corporation (the “Purchaser”).

WHEREAS, the Seller and the Purchaser entered into a letter agreement dated December 9, 2010 (the “Confidentiality Agreement”) which is incorporated herein by reference.

WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Purchased Assets, and in connection therewith the Purchaser is willing to assume from the Seller and its Affiliates all of the Assumed Liabilities, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.  Certain Defined Terms.  For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” means the Assignment of Purchased Assets, the IP License Agreement, the Patent License Agreement and the Letter.

“Applicable Standards and Practices” means the client service and relationship standards, business practices standards, ethical standards, confidentiality obligations and policies, customer privacy and protection policies, general service quality standards, product due diligence review and selection standards, reputational considerations, industry standards and requirements applied by BAC in good faith on a consistent and nondiscriminatory basis.

“Assignment of Purchased Assets” means the Assignment of Purchased Assets to be executed by the Seller and the Purchaser at the Closing, substantially in the form of Exhibit 1.01(a).

“BAC” means, collectively, Bank of America Corporation and its subsidiaries.

“Business Day” means any day that is not a federal holiday or a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Code” means the Internal Revenue Code of 1986, as amended.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Conveyance Taxes” means all sales, use, value added, transfer, recording and other similar Taxes and fees.

“Copyrights” means U.S. and foreign registered and unregistered copyrights.

“Determination Date” means the earlier of (a) the date on which the New ETFs file reports with the SEC covering a measurement period and (b) the date on which the New ETFs are required to file reports with the SEC covering the same measurement period, in each case, reflecting (i) the first four full calendar quarters following the Closing Date, (ii) the four full calendar quarters following the end of the period in clause (i) and (iii) the four full calendar quarters following the end of the period in clause (ii).

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof, delivered by the Seller to the Purchaser in connection with this Agreement.

“Eligible New ETF” means a New ETF into which, pursuant to an Exchange Offer, Subject HOLDRS Investors validly tendered and exchanged, directly or indirectly, at least $50 million in aggregate net assets.

“Encumbrances” shall mean any liens, charges, encumbrances, security interests, pledges, mortgages, restrictions, easements, retention of title, options, rights of preemption or first refusal, other third party rights, or adverse claims of any kind filed in public records other than any nonexclusive licenses of, or permissions to use, Intellectual Property granted to third parties in connection with such third parties’ marketing and promotional activities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Offer” means each exchange offer pursuant to which the relevant Subject HOLDRS Investors may exchange their Subject HOLDRS directly, with respect to “diversified” Subject HOLDRS Trusts, or indirectly through an intermediary, with respect to “non-diversified” Subject HOLDRS Trusts, for shares of a New ETF.

“Exchange Offer Registration Statement” means a registration statement on Form N-14 in connection with an Exchange Offer, together with any amendments or supplements thereto.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HOLDRS” means HOLding company Depositary ReceiptS.

“HOLDRS Business” means the conduct and operation of the Subject HOLDRS Trusts, the calculation, management and licensing of HOLDRS and all related data and indexes.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means the Seller pursuant to Section 7.02 and the Purchaser pursuant to Section 7.03.

“Initial Depositor” means MLPF&S, as the initial depositor under each Subject HOLDRS Trust Agreement.

“Initial Payment Amount” shall have the meaning set forth in the Letter.

“Intellectual Property” means all rights in and to intellectual property, arising in any jurisdiction, whether registered or unregistered, whether owned or held under license, including(a) Patents, (b) Trademarks, (c) Copyrights, including copyrights in computer software, (d) registrations and applications for registration of any of the foregoing in (a)-(c), and (e) confidential and proprietary information, including trade secrets and know-how.

“IP Agreements” means (a) the HOLDRS Index License Agreement by and between MLPF&S and Deutsche Bank AG dated February 16, 2007, and (b) the HOLDRS Index License Agreement by and between MLPF&S and ABN AMRO Bank N.V. dated December 7, 2006.

“IRS”  means the United States Internal Revenue Service.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including any state or federal securities laws).

“Letter” means the letter agreement between the Seller and the Purchaser dated as of the date hereof.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, arising out of, under or in connection with any indebtedness, guarantees or off-balance sheet commitments, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Material Adverse Effect” means (a) when used with respect to the Purchased Assets, any material adverse change in or effect on the assets, liabilities or conditions (financial or otherwise) of the Purchased Assets or (b) when used with respect to the Purchaser or the Seller, as the case may be, any material adverse change in or effect on (including any material delay) the ability of the Purchaser or the Seller, as the case may be, to perform their respective obligations hereunder.

“MLPF&S” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“New ETF” means a series of Market Vectors ETF Trust to be formed by the Purchaser with assets from one of the Subject HOLDRS and “New ETFs” means two or more series of such Market Vectors ETF Trust.

“Patents” means issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, certificates of invention and like statutory rights.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Purchased Assets” means (a) the Transferred Registered Intellectual Property, (b) the Seller’s rights in the IP Agreements, (c) Transferred Unregistered Trademarks and Copyrights, (d) the Transferred Data, (e) the Transferred Software and (f) the Transferred Materials.

“Purchaser Transaction Expenses” means the Purchaser’s reasonable and documented legal and other expenses associated with the solicitation of tenders into the Exchange Offers, including the costs of preparing and executing the Exchange Offers and all other such costs of setting up the New ETFs (including consulting fees, SEC related or regulatory fees with respect thereto) and any other such related costs.

“Qualifying Net Assets” means the aggregate amount of net assets which are validly tendered and exchanged, directly or indirectly, by Subject HOLDRS Investors into all Eligible New ETFs pursuant to the Exchange Offers.

“Qualifying New ETF” means an Eligible New ETF with $150 million or more of net assets as of a Determination Date, whose net asset (and share) base shall have increased at a compounded annual rate of 20% from the Closing Date through such Determination Date.

“Retention Payments” shall have the meaning set forth in the Letter.

“Seller’s Knowledge” shall mean the actual knowledge as of the date of this Agreement of the Persons listed in Exhibit 1.01(c).

“Schedule TO” means a Tender Offer Statement on Schedule TO, together with any amendments or supplements thereto, filed in connection with each Exchange Offer.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subject HOLDRS” means the securities referred to as Biotech HOLDRS, Oil Services HOLDRS, Pharmaceutical HOLDRS, Regional Bank HOLDRS, Retail HOLDRS and Semiconductor HOLDRS, in each case, issued pursuant to the relevant Subject HOLDRS Trust Agreements.

“Subject HOLDRS Investors” means the registered owners of Subject HOLDRS.

“Subject HOLDRS Trust Agreements” means the Depositary Trust Agreements set forth on Exhibit 1.01(b).

“Subject HOLDRS Trusts” means the trusts created under the Subject HOLDRS Trust Agreements.

“Tax” or “Taxes” means taxes (including withholding taxes), together with interest, penalties, additions to tax and additional amounts imposed with respect thereto, imposed by a Governmental Authority.

“Tax Returns” means any and all returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Authority or other Person with respect to Taxes.

“Trademarks” means, collectively, trademarks, service marks, trade names, trade dress and Internet domain names, logos and corporate names, together with the goodwill associated exclusively therewith.

“Transferred Data” means all data and knowhow (whether published or maintained as confidential information or trade secrets ) owned by the Seller and used by the Seller exclusively in the HOLDRS Business and any related indexes, including historical index data, Tax data, transaction data, customer data, index methodologies and rule sets; provided, however, that any Tax data included in Transferred Data shall relate solely to HOLDRS and shall exclude any Tax Returns of the Seller or its Affiliates.

“Transferred Materials” means documentation or other materials exclusively containing or embodying the Transferred Data and/or Transferred Software, in any applicable format and medium suitable for transfer to and use by the Purchaser, including tapes, disks, papers, spreadsheets, notes, reports, computer files, drawings and marketing brochures.

“Transferred Registered Intellectual Property” means the Intellectual Property set forth on Exhibit 1.01(d).

“Transferred Software” means all computer software, including source code and object code, that is used exclusively in connection with the HOLDRS Business, including operating systems, application programs, file and utility programs, tools, financial models, databases, algorithms and spreadsheets, together with all supporting documentation, and the tangible media upon which such software and/or documentation have been recorded or stored (including hard copy, and digital or analog tapes, optical or magnetic disks).

“Transferred Unregistered Trademarks and Copyrights” means any and all unregistered Trademarks and Copyrights set forth on Exhibit 1.01(e).

“Trust Agreement Amendment” means an amendment to a Subject HOLDRS Trust Agreement which, among other things, (a) permits the Initial Depositor to terminate the applicable Subject HOLDRS Trust upon no less than 30 days notice and/or (b) contains such other provisions agreed to by the Seller as the Purchaser may reasonably request that comply with Law and the terms of such Subject HOLDRS Trust Agreement.

SECTION 1.02.  Definitions.  The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Accounting Firm”	2.07(b)
“Agreement”	Preamble
“Allocation”	2.03(c)
“Asset Statement”	2.03(b)(i)
“Assumed Liabilities”	2.02(a)
“Closing”	2.04(a)
“Closing Date”	2.04(a)
“Closing Underpayment”	2.07(d)
“Competing Transaction”	5.12(a)
“Competitive Business”	5.11(a)
“Confidentiality Agreement”	Recitals
“Confirmation Notice”	2.07(b)
“Dispute Notice”	2.07(b)
“Estimated Initial Payment Amount”	2.04(b)
“ETF Asset Amount”	2.03(b)(i)
“Exchange Offer Prospectus”	5.08(a)
“Excluded Assets”	2.01(b)
“Exclusive Period”	5.12(b)
“Final Initial Payment Amount Statement”	2.07(a)
“Fundamental Representations”	7.01(b)
“IP License Agreement”	5.02(b)(i)
“Losses”	7.02
“Non-Competition Period”	5.11(a)
“Offer Documents”	5.08(a)
“Patent License Agreement”	5.02(b)(ii)
“Purchase Price”	2.03(a)
“Purchaser”	Preamble
“Purchaser Indemnified Party”	7.02

Definition	Location

“Representatives”	5.12(a)
“Retained HOLDRS”	2.01(b)(i)
“Retained Liabilities”	2.02(b)
“Retained Names and Marks”	5.02(a)
“Schedule 14D-9”	5.08(c)
“Seller”	Preamble
“Seller Indemnified Party”	7.03
“Subject HOLDRS SEC Documents”	3.12
“Third Party Claim”	7.06(b)

SECTION 1.03.  Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)      when a reference is made in this Agreement to an Article, Section, Annex or Exhibit, such reference is to an Article or Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated;

(b)      the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)      whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)      the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)      all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)      the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)      references to a Person are also to its successors and permitted assigns; and

(h)      the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

SECTION 2.01.  Purchase and Sale of Assets.  (a)  Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Seller’s right, title and interest in and to the Purchased Assets free and clear of all Encumbrances.

(b)           Notwithstanding anything in Section 2.01(a) to the contrary, the Seller shall not sell, convey, assign, transfer or deliver, nor cause to be sold, conveyed, assigned, transferred or delivered, to the Purchaser, and the Purchaser shall not purchase, and the Purchased Assets shall not include, the Seller’s right title and interest to any assets of the Seller not expressly included in the Purchased Assets (the “Excluded Assets”), including:

(i)           the rights of the Seller with respect to the B2B Internet HOLDRS, Broadband HOLDRS, CP HOLDRS, Europe 2001 HOLDRS, Internet HOLDRS, Internet Architecture HOLDRS, Internet Infrastructure HOLDRS, Market 2000+ HOLDRS, Software HOLDRS, Telebras HOLDRS, Telecom HOLDRS, Utilities HOLDRS and Wireless HOLDRS (the “Retained HOLDRS”) (for the avoidance of doubt, the Purchaser shall grant to the Seller certain rights to use the Purchased Assets with respect to the Retained HOLDRS pursuant to the IP License Agreement);

(ii)           all rights of the Seller with respect to the Retained Names and Marks;

(iii)           any rights provided to the Seller pursuant to the IP License Agreement;

(iv)           any rights to Tax refunds, credits or similar benefits attributable to Taxes with respect to the Purchased Assets for taxable periods ending on or prior to the Closing Date;

(v)           all rights of the Seller under this Agreement; and

(vi)           all rights of MLPF&S, in its capacity as Initial Depositor arising under the Subject HOLDRS Trust Agreements.

SECTION 2.02.  Assumption and Exclusion of Liabilities.  (a)  Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser shall, by executing and delivering the Ancillary Agreements at the Closing, assume and agree to pay, perform and discharge when due, any and all of the Liabilities of the Seller and its Affiliates to the extent relating to the Purchased Assets, other than the Retained Liabilities set forth in Section 2.02(b), including any Tax that relates or is attributable to the ownership of the Purchased Assets after the Closing Date and for Conveyance Taxes for which the Purchaser is responsible as described in Section 5.06 (the “Assumed Liabilities”).  The Purchaser shall not assume or have any responsibility for any Liabilities of the Seller other than the Assumed Liabilities and as set forth in Section 7.03 and Section 7.04.

(b)           The Seller shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser shall not assume or have any responsibility for the following Liabilities (the “Retained Liabilities”):

(i)           all Liabilities to the extent relating to or arising out of the Excluded Assets;

(ii)           any Liabilities relating to the Purchased Assets that arise on or prior to the Closing Date or the conduct of the HOLDRS Business by the Seller and its Affiliates, which, for the avoidance of doubt, shall (A) include any Action brought with respect to the transactions contemplated by this Agreement and (B) exclude Liabilities relating to or arising out of any breach by the Purchaser of any provision of this Agreement; and

(iii)           except as set forth in Section 5.06, any Tax that relates or is attributable to the ownership of the Purchased Assets on or prior to the Closing Date or any Tax required to be paid by the Seller that relates or is attributable to the conduct of the HOLDRS Business by the Seller and its Affiliates.

The Seller’s obligations under this Section 2.02 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or the Ancillary Agreements or any closing or other document contemplated by this Agreement or the Ancillary Agreements, any right or alleged right of indemnification hereunder or for any other reason.

SECTION 2.03.  Purchase Price; Allocation of Purchase Price; Purchase Price Adjustment.  (a)  The purchase price for the Purchased Assets shall be the Initial Payment Amount, as supplemented pursuant to Section 2.08, plus any Retention Payments (the “Purchase Price”).

(b) (i)  As soon as practicable, but in no event later than ten Business Days following each Determination Date, the Purchaser shall prepare and deliver to the Seller a statement (each such statement, an “Asset Statement”) setting out its good faith calculation of the aggregate dollar amount of net assets in each New ETF as of the Determination Date (each such calculation, an “ETF Asset Amount”) and the corresponding Retention Payment due to the Seller.

(ii)           Concurrently with the delivery of the Asset Statements following each Determination Date, the Purchaser shall pay to the Seller the applicable Retention Payment by wire transfer of immediately available funds to the Seller’s account as specified by the Seller.

(c)      Allocation.  (i)  Within 60 days following the Closing Date, the Purchaser shall provide the Seller with a proposed allocation (“Allocation”) of the sum of the Initial Payment Amount and the Assumed Liabilities among the Purchased Assets in accordance with Section 1060 of the Code.  If the Seller does not provide any comments to the Purchaser within 60 days following delivery by the Purchaser of the proposed Allocation, then the Allocation proposed by the Purchaser shall be deemed to be final and binding absent manifest error.  If, however, the Seller submits comments to the Purchaser within such 60-day period, the Purchaser and the Seller shall negotiate in good faith to resolve any differences within 30 days.  If the Purchaser and the Seller are unable to reach resolution within such 30-day period, then all remaining disputed items shall be submitted for resolution to the Accounting Firm, which shall make a final determination as to the disputed items within 30 days after such submission, and such determination shall be final and binding absent manifest error.  The fees and disbursements of the Accounting Firm shall be allocated between the Purchaser and the Seller in the same proportion that the aggregate amount of the remaining disputed items that were submitted to the Accounting Firm that is unsuccessfully disputed by each party (as finally determined by the Accounting Firm) bears to the total amount of such remaining disputed items so submitted.  With respect to the Allocation (as finally determined pursuant to this Section 2.03(c)), (A) each of the Purchaser and the Seller shall timely complete an IRS Form 8594 consistent with the Allocation, (B) neither the Purchaser nor the Seller shall file any Tax Return or otherwise assert or maintain any Tax position in a judicial or administrative proceeding or otherwise, that is inconsistent with the Allocation, unless required to do so by applicable Law in which case they must inform the other party in writing, and (C) each of the Purchaser and the Seller agree to notify the other party if the IRS or any other Governmental Authority challenges the Allocation and shall keep such other party reasonably informed of the status and progress of such challenge.

(ii)           Any Retention Payments paid to the Seller pursuant to Section 2.03(b)(ii) shall be allocated among the Purchased Assets in a manner consistent with the Allocation and in accordance with Section 1060 of the Code and, to the extent necessary, each of the Purchaser and the Seller shall revise IRS Form 8594.

(d)      If the Purchaser or any of its successors or assigns shall (i) consolidate any of the New ETFs with, or merge any of the New ETFs into, any other trust, financial product or financial instrument or (ii) transfer all or substantially all of the shares of, or net assets in, the New ETFs to any other trust, financial product or financial instrument, then, in each such case, proper provisions shall be made so that the Seller shall continue to receive the financial benefits it negotiated under this Agreement relating to payment of the Retention Payments.

(e)      Purchase Price Adjustment. In the event that, as of the date of the consummation of the Exchange Offers, less than 25% of the aggregate assets of the Subject HOLDRS Trusts which were subject to the Exchange Offers have been contributed into the New ETFs pursuant to the Exchange Offers, the Purchase Price shall be reduced by an amount equal to 50% of the Purchaser Transaction Expenses; provided, however, that in no event shall the Purchase Price be reduced by more than $2,500,000.

SECTION 2.04.  Closing.  (a)  Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York on or prior to the first Business Day following the consummation of the Exchange Offers or at such other place as the Seller and the Purchaser may mutually agree upon in writing (the date on which the Closing occurs, the “Closing Date”).

(b)      No later than two Business Days prior to the scheduled Closing Date, the Purchaser shall deliver to the Seller a notice setting forth the Purchaser’s good faith estimate of the Initial Payment Amount (the “Estimated Initial Payment Amount”).

SECTION 2.05.  Closing Deliveries by the Seller.  At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(a)      the Seller’s counterpart to each of the Ancillary Agreements, in each case, duly executed by the Seller;

(b)      a receipt for the Estimated Initial Payment Amount;

(c)      a certificate of a duly authorized officer of the Seller certifying as to the matters set forth in Section 6.02(a), and

(d)      the Transferred Materials.

SECTION 2.06.  Closing Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver to the Seller:

(a)      the Purchaser’s counterpart to each of the Ancillary Agreements, in each case, duly executed by the Purchaser;

(b)      the Estimated Initial Payment Amount by wire transfer in immediately available funds to a bank account specified by the Seller not less than two Business Days prior to the Closing; and

(c)      a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 6.01(a).

SECTION 2.07.  Adjustment of Initial Payment Amount.  (a)  Within 30 days after the Closing Date, the Purchaser shall prepare and deliver to the Seller a statement (the “Final Initial Payment Amount Statement”) setting out its good faith calculation of the Initial Payment Amount.

(b)      Within 30 days following the Seller’s receipt of the Final Initial Payment Amount Statement, the Seller shall deliver to the Purchaser either (i) a statement agreeing to the calculations set forth on such Final Initial Payment Amount Statement (the “Confirmation Notice”) or (ii) a written dispute notice, specifying in reasonable detail the nature of its dispute of the calculation as set forth on the Final Initial Payment Amount Statement (the “Dispute Notice”).  During the ten Business Days following delivery of the Dispute Notice, the Seller and the Purchaser shall attempt in good faith to resolve any dispute and finally determine the Initial Payment Amount.  If at the end of such ten-Business Day period, the Seller and the Purchaser fail to reach agreement, the matter shall be submitted to Deloitte & Touche LLP (the “Accounting Firm”).  The Accounting Firm shall, within 20 Business Days after any such submission, resolve any and all disputes and determine the Initial Payment Amount and shall deliver to the Seller and the Purchaser a written report setting forth the resolution of the disputed matter and its determination of the Initial Payment Amount and such report shall be final and binding upon the Seller and the Purchaser to the fullest extent permitted under Law and may be enforced in any court having jurisdiction.  The fees and disbursements of the Accounting Firm shall be allocated between the Seller and the Purchaser in the same proportion that the aggregate amount of such disputed items so submitted to the Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Accounting Firm) bears to the total amount of such disputed items so submitted.

(c)      The Seller and the Purchaser shall make available to each other and the Accounting Firm any work papers, schedules and other supporting data as may reasonably be requested by such party to enable such party to verify the calculation of the Initial Payment Amount.

(d)      Upon (i) the Seller’s delivery to the Purchaser of the Confirmation Notice pursuant to Section 2.07(b), (ii) the resolution of any dispute pursuant to Section 2.07(b), or (iii) receipt by the Seller and the Purchaser of a written report from the Accounting Firm pursuant to Section 2.07(b), if the Initial Payment Amount as shown on the Final Initial Payment Amount Statement exceeds the Estimated Initial Payment Amount (such difference, the “Closing Underpayment”), the Purchaser shall pay to the Seller, within five Business Days of the final determination of the Initial Payment Amount, an amount equal to such Closing Underpayment by wire transfer of immediately available funds to a bank account specified by the Seller.

SECTION 2.08.  Initial Payment Amount Supplement.  The Purchaser and the Seller shall, within five (5) Business Days of the liquidation of the Subject HOLDRS Trusts, enter into good faith discussions with respect to whether the Initial Payment Amount should be supplemented to reflect any net positive investments by Subject HOLDRS Investors in the Eligible New ETFs during the period between the Closing Date and the liquidation of the Subject HOLDRS Trusts.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLER

Except as set forth in the Disclosure Schedule (each section of the Disclosure Schedule qualifies the corresponding section of the representations and warranties to the extent specified therein and such other representations and warranties to the extent a matter in such section of the Disclosure Schedule is disclosed in such a way as to make its relevance to such other representations and warranties reasonably apparent on its face), the Seller hereby represents and warrants to the Purchaser as follows:

SECTION 3.01.  Organization, Authority and Qualification of the Seller.  The Seller (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation; (ii) has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.  The execution and delivery of this Agreement and the Ancillary Agreements by the Seller, the

performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller.  This Agreement has been (and each of the Ancillary Agreements will be at or prior to the Closing) duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery of the same by the Purchaser) this Agreement constitutes (and the Ancillary Agreements will constitute) legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

SECTION 3.02.  Organization and Authority of Subject HOLDRS Trusts.  Each Subject HOLDRS Trust (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation; and (ii) is in good standing in the jurisdiction in which the operation of its business makes it necessary, except to the extent that the failure to be in good standing would not, individually or in the aggregate, adversely affect the ability of such Subject HOLDRS Trust to conduct its operations in the ordinary course of business.

SECTION 3.03.  Title to Purchased Assets. Section 3.03 of the Disclosure Schedule sets forth a true and correct list of the Purchased Assets which as of Closing the Seller has all rights necessary to assign and transfer to the Purchaser.  There are no outstanding rights, arrangements or undertakings of any kind (contingent or otherwise) relating to the transfer, sale, disposition, pledge or acquisition of the Purchased Assets.  At Closing, the Seller shall have good and valid title to and exclusive ownership of all of the Purchased Assets, free and clear of all Encumbrances.

SECTION 3.04.  No Conflict.  Assuming that all filings, notifications, consents, approvals, authorizations and other actions described in Section 3.05 have been obtained and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws of the Seller, (b) conflict with or violate any Law or Governmental Order applicable to the Seller or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

SECTION 3.05.  Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) for applicable requirements, if any, of the Securities Act, the Exchange Act or any filings required to be made with NYSE Arca or NYSE Amex Equities, as applicable, (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Seller of the transactions contemplated by this Agreement and the Ancillary Agreements or (c) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.

SECTION 3.06.  Intellectual Property.  (a)  Section 3.06(a) of the Disclosure Schedule sets forth a true and correct list of (i) the Transferred Registered Intellectual Property, specifying the registration number, date of registration and registered owner and (ii) all unregistered trademarks comprised in the Transferred Unregistered Trademarks and Copyrights.

(b)      The IP Agreements are in full force and effect, and constitute legal, valid and binding obligations of the Seller, and, to the Seller’s Knowledge, of the other parties thereto.

(c)      To the Seller’s Knowledge, no Transferred Registered Intellectual Property or Transferred Unregistered Trademarks and Copyrights have been placed in escrow.  The Seller has not received any written notice alleging that any Transferred Registered Intellectual Property or Transferred Unregistered Trademarks and Copyrights is invalid or unenforceable, or challenging the Seller’s ownership of or right to use any such rights; and the Transferred Registered Intellectual Property has not been adjudged invalid or unenforceable.  The Seller has not given or received any notice of default with respect to the IP Agreements.  Neither the Seller nor, to the Seller’s Knowledge, any other Person, is currently in material default with respect to any of the IP Agreements.

(d)      To the Seller’s Knowledge, use of the Purchased Assets as currently used do not infringe, misappropriate or violate the Intellectual Property of any third party, and the Seller has not received any written notice in the past six years alleging that the Seller’s use of the Purchased Assets is infringing, misappropriating or violating the Intellectual Property of any third party Person.  Any personal data comprised within the Purchased Assets has been collected and maintained in accordance with applicable Law and the Seller’s internal privacy policies and contractual obligations, in each case, in all material respects.  The Seller is not subject to any Governmental Order barring or limiting the Seller’s use of any of the Purchased Assets, and the Seller is not a party to any past, pending or, to the Seller’s Knowledge, threatened, action, lawsuit, or any other judicial, arbitral or administrative proceeding with respect to any Intellectual Property used in connection with the Purchased Assets, including involving any claim that the Seller’s use of the Purchased Assets infringed, misappropriated or violated the Intellectual Property of any third party Person.  The Seller has not given any written notice to a third party Person in the last six years alleging that such Person is infringing, misappropriating or violating any of the Purchased Assets in any material manner.

(e)      Neither the execution and delivery of this Agreement by the Seller nor the performance of its obligations under this Agreement will result in the breach of any IP Agreement by the Seller.

(f)      The representations and warranties made in Section 3.06(d) are the only representations and warranties being made by the Seller in this Agreement with respect to any activity that constitutes, or otherwise relates to, infringement, misappropriation or other violation of Intellectual Property.

SECTION 3.07.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Seller.

SECTION 3.08.  Litigation.  As of the date of this Agreement (a) there is no Action pending or, to the Seller’s Knowledge, threatened against the Seller before any Governmental Authority specifically relating to the ownership, operation or servicing of the Purchased Assets or against any Subject HOLDRS Trust, (b) the Seller has no pending Action against any third party relating specifically to the ownership, operation or servicing of the Purchased Assets or any Subject HOLDRS Trust, (c) there are no unsatisfied judgments or material outstanding Governmental Orders against the Seller specifically relating to the ownership, operation or servicing of the Purchased Assets or against any Subject HOLDRS Trust and (d) there is no temporary restraining order, injunction or similar equitable relief in effect and applicable to the Seller or any Subject HOLDRS Trust prohibiting or seeking to prohibit consummation of the transactions contemplated herein, including the Exchange Offers.

SECTION 3.09.  Liabilities.  Except for the Assumed Liabilities, there are no Liabilities that the Purchaser will assume at Closing related to the Purchased Assets.

SECTION 3.10.  Compliance with Laws.  The Seller is in compliance, in all material respects, with all Laws applicable to the ownership, operation or servicing of the Purchased Assets and each Subject HOLDRS Trust.

SECTION 3.11.  Taxes.  All Taxes relating to the Purchased Assets or the HOLDRS Business required to be paid by the Seller with respect to any period or portion of a period ending on or prior to the Closing Date have been or will be paid.  All Tax Returns required to be filed by the Seller in respect of the Purchased Assets or the HOLDRS Business have been duly and timely filed, and such Tax Returns solely in respect of the Purchased Assets or the HOLDRS Business are true, complete and correct in all material respects.  The Seller has not received any written notice of assessment or proposed assessment in respect of Taxes in connection with the HOLDRS Business or any of the Purchased Assets.  There is no pending, or to the Seller’s Knowledge, threatened in writing, Tax audit, investigation or other proceedings in respect of the HOLDRS Business or the Purchased Assets by any taxing authority.  There are no liens for Taxes on any of the Purchased Assets.  Seller has complied in all material respects with all withholding and deposit requirements of Law applicable to Seller with respect to Taxes related to the Purchased Assets or the HOLDRS Business.  The Seller has not waived or requested to waive any statute of limitations in respect of Taxes associated with the HOLDRS Business or the Purchased Assets which waiver is currently in effect.  No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code.

SECTION 3.12.  Reports and Financial Statements.  Each of the Subject HOLDRS Trusts with respect to the Subject HOLDRS has filed all forms, documents, certifications, statements and reports, including any amendments thereto (the “Subject HOLDRS SEC Documents”) required to be filed by it with the SEC since January 1, 2009.  The Subject HOLDRS SEC Documents (i) at the time they were filed and, if amended, as of the date of the last such amendment prior to the date hereof, complied, in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (ii) did not, on the date on which they were filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order make the statements made therein, in the light of the circumstances under which they were made, not misleading.

SECTION 3.13.  Schedules 14D-9; Offer Documents.  No Schedule 14D-9 nor any information supplied by the Seller for inclusion in the Offer Documents shall, at the Closing and at the times such Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to Subject HOLDRS Investors, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, the Seller makes no representation or warranty with respect to any information supplied by the Purchaser or any of its Representatives for inclusion in the foregoing documents.

SECTION 3.14.  Disclaimer of the Seller.  (A) EXCEPT AS SET FORTH IN THIS ARTICLE III, NONE OF THE SELLER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE PURCHASED ASSETS OR THE HOLDRS BUSINESS, INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR (II) THE USE OF THE PURCHASED ASSETS BY THE PURCHASER AFTER THE CLOSING AND (B) OTHER THAN THE INDEMNIFICATION OBLIGATIONS OF THE SELLER SET FORTH IN ARTICLE VII, NONE OF THE SELLER, ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE PURCHASER OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE PURCHASER, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE PURCHASER’S USE OF, ANY INFORMATION RELATING TO THE PURCHASED ASSETS OR THE HOLDRS BUSINESS, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE PURCHASER, WHETHER ORALLY OR IN WRITING,  IN DISCUSSIONS, PRESENTATIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE PURCHASER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE ANCILLARY AGREEMENTS.  ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

SECTION 4.01.  Organization and Authority of the Purchaser.  The Purchaser (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation; (ii) has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.  The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser.  This Agreement has been (and each of the Ancillary Agreements will be at or prior to the Closing) duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery of the same by the Seller) this Agreement constitutes (and the Ancillary Agreements will constitute) legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

SECTION 4.02.  No Conflict.  Assuming that all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03 have been obtained, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

SECTION 4.03.  Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) for applicable requirements, if any, of NYSE Arca, the Securities Act, the Exchange Act or any filings required to be made with NYSE

Arca in connection with the registration of the New ETFs, the Exchange Offers and the conversion of the Subject HOLDRS validly tendered for exchange and not withdrawn in the Exchange Offers into shares of the New ETFs or (b) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 4.04.  Financing.  The Purchaser (a) shall have as of the Closing sufficient immediately available funds to pay, in cash, the Initial Payment Amount and (b) shall have sufficient immediately available funds to pay, in cash, any Retention Payments and all other amounts payable pursuant to this Agreement and the Ancillary Agreements or otherwise necessary to consummate the transactions contemplated hereby or thereby when due and payable.

SECTION 4.05.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Purchaser.

SECTION 4.06.  Offer Documents; Schedules 14D-9.  Neither the Offer Documents nor any information supplied by the Purchaser for inclusion in any Schedule 14D-9 shall, at the Closing and at the times such Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to Subject HOLDRS Investors, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Notwithstanding the foregoing, the Purchaser makes no representation or warranty with respect to any information supplied by the Seller or any of its Representatives for inclusion in any of the foregoing documents.

SECTION 4.07.  Seller’s Representations.  The Purchaser hereby agrees and acknowledges that (a) other than the representations and warranties made in Article III, none of the Seller, its Affiliates, or any of their respective Representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Purchased Assets or the HOLDRS Business including as to (i) merchantability or fitness for any particular use or purpose or (ii) the use of the Purchased Assets by the Purchaser after the Closing and (b) other than the indemnification obligations of the Seller set forth in Article VII, none of the Seller, its Affiliates, or any of their respective Representatives will have or be subject to any liability or indemnification obligation to the Purchaser or to any other Person resulting from the distribution to the Purchaser, its Affiliates or Representatives of, or the Purchaser’s use of, any information relating to the Purchased Assets or the HOLDRS Business including any information, documents or material made available to the Purchaser, whether orally or in writing, in discussions, presentations, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.01.  Regulatory and Other Authorizations; Notices and Consents.   (a)  The Purchaser shall use its commercially reasonable efforts to take all steps necessary to promptly obtain all authorizations, consents, orders and approvals of NYSE Arca, NYSE Amex Equities and all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements, including the Exchange Offers, the registration of the New ETFs and the conversion of the Subject HOLDRS validly tendered for exchange and not withdrawn in the Exchange Offers into shares of the New ETFs, and the Purchaser shall, and the Seller shall cooperate with the Purchaser to, promptly seek to obtain all such authorizations, consents, orders and approvals.  Within 60 days of the date of this Agreement, the Purchaser shall make all necessary filings with NYSE Arca and all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations under, this Agreement.  The Seller shall cooperate with the Purchaser in order to obtain any such authorization, consent, order or approval; provided, however, that the Seller shall not be required to pay any fees or other payments to NYSE Arca, NYSE Amex Equities or any Governmental Authorities (other than normal filing fees that are imposed by Law on the Seller).

(b)           Each party to this Agreement shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority.  Neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting; provided, however, that such filings, investigation or other inquiry is related to the transactions contemplated herein.  Subject to the provisions set forth in the Confidentiality Agreement, the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing.  Subject to the Confidentiality Agreement, the parties to this Agreement will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

SECTION 5.02.  Certain Intellectual Property Matters.  (a)  The Purchaser hereby acknowledges that all right, title and interest in and to the names “Bank of America Corporation,” “Bank of America Merrill Lynch,” “Merrill Lynch & Co., Inc.,” “Merrill Lynch,” “Merrill Lynch, Pierce, Fenner & Smith Incorporated,” and the Merrill Lynch bull logos, together with all variations and acronyms thereof and all trademarks, service marks, domain names, trade names, trade dress, company names and other identifiers of source or goodwill containing, incorporating or associated with any of the foregoing (the “Retained Names and Marks”) are, as between the Seller and the Purchaser, owned exclusively by the Seller, and that any and all rights to use the Retained Names and Marks shall remain exclusively with the Seller as of the Closing.  Purchaser further acknowledges that it has no rights, and is not acquiring any rights, to use the Retained Names and Marks.

(b)           At Closing, (i) the Purchaser and the Seller shall execute a license agreement substantially in the form of Exhibit 5.02(b)(i), pursuant to which the Purchaser shall grant to the Seller a perpetual, worldwide, irrevocable, non-terminable, royalty-free, sublicensable, assignable, non-exclusive license to use the Purchased Assets in connection with issuing, selling, distribution, marketing, maintaining and managing the Retained HOLDRS (the “IP License Agreement”) and (ii) the Purchaser and the Seller’s Affiliate, Bank of America Corporation, shall execute a license or other agreement with respect to U.S. Patent No. 7,212,993 and U.S. Patent 7,970,675  that has been mutually agreed upon by the Purchaser and the Seller (the “Patent License Agreement”).

(c)           At all times following the Closing, the Seller shall maintain, at its cost and until the liquidation of the Retained HOLDRS, the web pages accessible by typing www.holdrs.com and www.holders.com which shall display (i) a notice, in a format reasonably acceptable to the parties, regarding the Seller’s continued operation of the Retained HOLDRS and other related information, (ii) a hyperlink that will enable users to connect to the Seller’s web pages associated with such Retained HOLDRS (including past product information for each such Retained HOLDRS) and (iii) upon the Purchaser’s request, a hyperlink that will refer Subject HOLDRS Investors and users to the New ETF web pages.  Upon the liquidation of the Retained HOLDRS, the www.holdrs.com and www.holders.com domain names shall be promptly transferred, for no additional consideration, to the Purchaser.

(d)           Effective upon the Closing and for a period of two (2) years following the Closing, any and all of the Purchaser’s and its Affiliates’ use of the mark “HOLDRS” shall be accompanied by a notice, in a format reasonably acceptable to the parties, indicating that the Seller and its Affiliates are no longer affiliated with the operation of the Subject HOLDRS.

(e)           In the event any domain name registrations set forth on Exhibit 1.01(d) are scheduled to expire prior to Closing, the Seller agrees to renew such domain name registrations with the applicable Internet domain name registrar.

SECTION 5.03.  Notifications.  Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VI becoming incapable of being satisfied.

SECTION 5.04.  Further Action.  The parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

SECTION 5.05.  Tax Cooperation.  With respect to the Purchased Assets, the Seller and the Purchaser shall provide each other with such assistance as reasonably may be requested by either of them in connection with (a) the preparation of any Tax Return, or (b) any audit or other examination by any Governmental Authority, or any judicial or administrative proceedings relating to liability for Taxes.  The party requesting assistance hereunder shall reimburse the other party for reasonable out-of-pocket expenses incurred in providing such assistance; provided, however, that, for purposes of receiving reimbursement, no independent contractors, such as accountants or attorneys, shall be consulted without the written consent of the party requesting assistance, which consent shall not be unreasonably withheld or delayed.

SECTION 5.06.  Conveyance Taxes.  The Seller and the Purchaser agree to equally cover any liability derived from and to pay all Conveyance Taxes incurred as a result of the transactions contemplated by this Agreement.  Any Tax Return that is required to be filed in respect of Conveyance Taxes shall be timely filed by the party required to file such Tax Return under applicable Tax Law, and the other party shall reasonably cooperate with respect thereto as reasonably necessary.

SECTION 5.07.  Additional Covenants of the Seller.  (a)  The Seller shall, as promptly as practicable after the date hereof, but prior to the Closing Date, cooperate with the trustee under the Subject HOLDRS Trust Agreements to (i) execute a Trust Agreement Amendment for each Subject HOLDRS Trust, (ii) provide the relevant Subject HOLDRS Investors with notice of each Trust Agreement Amendment and (iii) provide the relevant Subject HOLDRS Investors with notice of the Seller’s intention to terminate such Subject HOLDRS Trust effective as of the Closing.

(b)      The Seller shall: (i) continue to perform the services required to be performed by the Seller as the Initial Depositor under each Subject HOLDRS Trust Agreement until the termination of the relevant Subject HOLDRS Trust; (ii) continue to prepare and make any required SEC filings for each Subject HOLDRS Trust in its capacity as the Initial Depositor until the termination of the relevant Subject HOLDRS Trust; (iii) together with the Purchaser, cause the Subject HOLDRS to be delisted from the NYSE Arca or NYSE Amex Equities, as applicable, on the Closing Date; and (iv) cause the Retained HOLDRS, to be delisted from NYSE Arca or NYSE Amex Equities, as applicable, on the Closing Date, and to be liquidated promptly after delisting and to cause the trusts relating to the Retained HOLDRS, to be terminated promptly after liquidation.

SECTION 5.08.  Exchange Offers; Exchange Offer Registration Statements; Schedules 14D-9.  (a)  The Purchaser shall, as promptly as practicable (and in any event within 40 Business Days) after the date hereof, prepare and file with the SEC the Exchange Offer Registration Statements, each of which will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (each, an “Exchange Offer Prospectus”).  Each Exchange Offer Prospectus shall contain disclosure mutually acceptable to both the Seller and the Purchaser regarding the applicable Trust Agreement Amendment and the anticipated termination of the applicable Subject HOLDRS Trust as contemplated by Section 5.07(b).  The Purchaser shall use its commercially reasonable efforts to have the Exchange Offer Registration Statements declared effective under the Securities Act as promptly as practicable after the filing thereof with the SEC and to keep the Exchange Offer Registration Statements effective as long as necessary to complete the Exchange Offers.  The Purchaser agrees that it shall cause the Offer Documents to comply in all material respects with the Exchange Act, the Securities Act and the rules and regulations thereunder and other applicable Laws.  The Purchaser and the Seller agree to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect and to supplement the Offer Documents to include any information that shall become necessary to include in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Purchaser further agrees to take all steps necessary to cause the Schedules TO and the Exchange Offer Registration Statements as so corrected to be filed with the SEC and to cause the other Offer Documents as so corrected to be, at such time as reasonably agreed by the Seller and the Purchaser, disseminated to the relevant Subject HOLDRS Investors, in each case as and to the extent required by applicable federal securities Laws.  The Seller and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing of such documents with the SEC or the dissemination of such documents to the relevant Subject HOLDRS Investors.  The Purchaser agrees to provide the Seller and its counsel with any comments that the Purchaser or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments and shall provide the Seller and its counsel an opportunity to participate in the response of the Purchaser to such comments.  The Purchaser shall commence the Exchange Offers as promptly as practicable (and in any event within five (5) Business Days) after the Exchange Offer Registration Statements have been declared effective.  As promptly as reasonably practicable on the date of commencement of the Exchange Offers, the Purchaser shall (i) file with the SEC the Schedule TO with respect to each Exchange Offer, which will contain or incorporate by reference all or part of the relevant Exchange Offer Prospectus and the form of the related letter of transmittal and any related summary advertisement (the Exchange Offer Registration Statements, the Schedules TO, the Exchange Offer Prospectuses and such other documents, together with any amendments or supplements thereto, being referred to herein collectively as the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to the relevant Subject HOLDRS Investors.

(b)      The obligation of the Purchaser to accept for exchange Subject HOLDRS tendered pursuant to the Exchange Offers shall be subject only to the satisfaction of each of the conditions set forth in Annex A hereto.  The Purchaser expressly reserves the right to waive any such condition and to make any other changes in the terms and conditions of the Exchange Offers; provided, however, that no change may be made which imposes conditions to the Exchange Offers in addition to those set forth in Annex A hereto.  If on or prior to any then-scheduled expiration date for the Exchange Offers, all of the conditions to the Exchange Offers (including the conditions set forth in Annex A) have not been satisfied or, where permitted by applicable Law, waived in writing by the Purchaser, the Exchange Offers may be extended upon the request of either the Purchaser or the Seller for successive periods of up to five (5) Business Days each, but in no event for more than twenty (20) Business Days in total or past December 31, 2011, in order to permit the satisfaction of such conditions; provided, however, that the Purchaser shall have the sole right to extend the Exchange Offers, for successive periods of up to five (5) Business Days each, but in no event for more than ten (10) Business Days in total or past December 31, 2011, even if the conditions to the Exchange Offers have been met; provided, further, that the Purchaser hereby acknowledges and agrees that in choosing to so extend the Exchange Offers, the Purchaser shall be deemed to have waived any failure of any conditions of the Exchange Offers to be satisfied at the end of such extension period(s) and shall be required to accept for exchange the Subject HOLDRS validly tendered and not withdrawn in the Exchange Offers, and to consummate the Exchange Offers, immediately following such extension period(s).  Notwithstanding the foregoing, the Purchaser may, without the consent of the Seller, extend the Exchange Offers for any period required by any rule, regulation or interpretation of the SEC, or the staff thereof, applicable to the Exchange Offers.  Subject to the terms and conditions of the Exchange Offers and this Agreement and the satisfaction (or waiver to the extent permitted by this Agreement) of the conditions to the Exchange Offers, the Purchaser shall accept for exchange all Subject HOLDRS validly tendered and not withdrawn pursuant to the Exchange Offers as soon as practicable after the applicable expiration date of the Exchange Offers and shall exchange all such Subject HOLDRS promptly after acceptance.  Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Exchange Offers, the Purchaser expressly reserves the right to delay exchanges of Subject HOLDRS in order to comply in whole or in part with applicable Laws.  Any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act.

(c)      As promptly as reasonably practicable on the date of commencement of the Exchange Offers, the Seller shall cause each of the Subject HOLDRS Trusts to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (each, together with all amendments and supplements thereto, a “Schedule 14D-9”) and shall cooperate with the trustee under the Subject HOLDRS Trust Agreements to disseminate each Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act, and any other applicable federal securities Laws.  The Seller and the Purchaser agree to correct promptly any information provided by it for use in any Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect and to supplement any Schedule 14D-9 to include any information that shall become necessary to include in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Seller agrees to take all steps necessary to cause the applicable Subject HOLDRS Trust to file any such Schedule 14D-9, as so corrected, with the SEC and to be, at such time reasonably agreed by the Purchaser and the Seller, disseminated to the relevant Subject HOLDRS Investors, in each case as and to the extent required by applicable federal securities Laws.  The Purchaser and its counsel shall be given reasonable opportunity to review and comment on each Schedule 14D-9 prior to the filing of such document with the SEC or the dissemination of such document to the relevant Subject HOLDRS Investors.  The Seller agrees to provide the Purchaser and its counsel with any comments that the Seller or its counsel may receive from the SEC or its staff with respect to any Schedule 14D-9 promptly after the receipt of such comments and shall provide the Purchaser and its counsel with an opportunity to participate in the response of the Seller to such comments.

SECTION 5.09.  Listing.  The Purchaser shall use its commercially reasonable efforts to cause the shares of the New ETFs to be issued in connection with the Exchange Offers to be approved for listing on NYSE Arca, subject to official notice of issuance.

SECTION 5.10.  Intentionally Omitted.

SECTION 5.11.  Non-Competition.  (a)  In consideration of the purchase of the Purchased Assets by the Purchaser and the payment of the Retention Payments, the Seller irrevocably agrees that from the Closing Date until the fifth (5th) anniversary of the Closing Date (the “Non-Competition Period”), the Seller shall not, and shall cause its Affiliates not to seek, directly or indirectly, to sponsor, own or operate any HOLDRS structure or index-based exchange traded fund competitive with the New ETFs (other than the Retained HOLDRS as contemplated herein) (a “Competitive Business”); provided, however, that it shall not be deemed a violation of this Section 5.11(a) if the Seller or one of its Affiliates owns non-controlling, passive equity interests in a Competitive Business as a result of proprietary trading, merchant banking or similar activities.  In the event that the Seller breaches this Section 5.11(a), then (i) subject to Applicable Standards and Practices and requirements of Law applicable to BAC, BAC shall provide the New ETFs with business opportunities on the distribution platforms of BAC equivalent in scope and cost to the business opportunities provided on the distribution platforms of BAC to such Competitive Business and (ii) the Purchaser shall have the right to cancel any pending or future Retention Payments due to the Seller and demand reimbursement from the Seller of any Retention Payments previously paid by the Purchaser to the Seller.  For the avoidance of doubt, the remedies set forth in this Section 5.11(a) shall be the sole and exclusive remedies of the Purchaser for any breach of this Section 5.11(a) by the Seller or any of its Affiliates.

(b)      In consideration of the purchase of the Purchased Assets by the Purchaser, the Seller further agrees that immediately upon Closing it shall not, except as permitted under the IP License Agreement, use any trademark or service mark substantially similar to the “HOLDRS” mark in connection with the operation of any exchange traded fund or similar product or use any of the Purchased Assets.

(c)      The Seller acknowledges, in connection with the prohibited activities restrictions herein, that the covenants set forth in this Section 5.11 are a material and substantial part of the transactions contemplated hereby (supported by adequate consideration).  In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the Seller and the Purchaser that such restrictions be enforced to the fullest permissible under applicable Law and this Agreement shall thereby be deemed amended to delete such provisions or portion adjudicated to be invalid or unenforceable.

SECTION 5.12.  No-Shop Clause.  (a)  The Seller shall terminate immediately, and shall cause its officers, directors, employees, investment bankers, attorneys, accountants, agents or other advisors or representatives (collectively, the “Representatives”) to terminate immediately, any existing solicitations, encouragements, discussions or negotiations with any Person (other than the Purchaser, its Affiliates and Representatives) with respect to any proposed, potential or contemplated proposal, offer or inquiry that constitutes, or could reasonably lead to, an acquisition of any material portion of the Purchased Assets, whether pursuant to a sale of assets, sale of securities, merger, consolidation, reorganization, recapitalization or otherwise (in each case, a “Competing Transaction”).

(b)      From and after the date of the execution and delivery of this Agreement by the Seller until the Closing or the earlier termination of this Agreement pursuant to Section 8.01 (the “Exclusive Period”), the Seller shall not, and shall not authorize or permit any of its Representatives to (in each case except with respect to the Purchaser, its Affiliates or Representatives): (i) solicit, initiate or knowingly facilitate or encourage the making by any Person of any proposal, offer or inquiry that constitutes, or could reasonably lead to, a

Competing Transaction, (ii) participate in any discussions or negotiations with any Person regarding, furnish or disclose to any Person any non-public information with respect to, or in furtherance of, or take any other action knowingly to facilitate any inquiries from any Person with respect to, any Competing Transaction or (iii) execute or enter into any agreement, understanding or arrangement, including (whether legally binding or not) any letter of intent, memorandum of understanding or similar agreement, with any Person with respect to any Competing Transaction.

(c)      During the Exclusive Period, the Seller shall promptly (but in any event within two (2) Business Days of receipt thereof) notify the Purchaser in writing if the Seller or any of its Affiliates or Representatives receives any written or oral offer to purchase, solicitation of an offer to sell, or other communication which could reasonably result in a Competing Transaction, which notice shall contain, in each case, the identity of the Person which made the offer, solicitation or communication and the material terms and conditions of such offer, solicitation or communication.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.01.  Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)      Representations, Warranties and Covenants.  (i) The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects.

(b)      No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

(c)      Governmental Approvals.  The governmental consents and approvals set forth on Section 6.01(c) of the Disclosure Schedule shall have been received.

(d)      Exchange Offer Registration Statements.  The Exchange Offer Registration Statements shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Exchange Offer Registration Statements shall have been issued by the SEC and no proceeding for that purpose shall be pending before the SEC.

(e)      Exchange Offers.  The Purchaser shall have accepted for exchange all Subject HOLDRS validly tendered for exchange and not withdrawn in the Exchange Offers.

(f)      Listing.  The shares of the New ETFs to be issued in connection with the Exchange Offers shall have been authorized for listing on NYSE Arca, subject to official notice of issuance.

(g)      IP Notifications. The notifications, consents, approvals and authorizations set forth on Section 6.01(g) of the Disclosure Schedules shall have been provided to the appropriate Person and/or obtained by Seller from the appropriate Person.

SECTION 6.02.  Conditions to Obligations of the Purchaser.  The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)      Representations, Warranties and Covenants.  (i) The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Seller at or before the Closing, including the applicable provisions of Section 5.07, shall have been complied with in all material respects.

(b)      No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

(c)      Governmental Approvals.  The governmental consents and approvals set forth on Section 6.01(c) of the Disclosure Schedule shall have been received.

(d)      Exchange Offer Registration Statements.  The Exchange Offer Registration Statements shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Exchange Offer Registration Statements shall have been issued by the SEC and no proceeding for that purpose shall be pending before the SEC.

(e)      Exchange Offers.  The Purchaser shall have accepted for exchange all Subject HOLDRS validly tendered for exchange and not withdrawn in the Exchange Offers.

(f)      Listing.  The shares of the New ETFs to be issued in connection with the Exchange Offers shall have been authorized for listing on NYSE Arca, subject to official notice of issuance.

(g)      Subject HOLDRS Trusts.  The Subject HOLDRS Trusts shall have been terminated and the listing or trading symbols for the Subject HOLDRS Trusts on the NYSE Arca or NYSE Amex Equities, as applicable, shall have been transferred in favor of the Purchaser for its exclusive use.

(h)      Actions by Trustee of the Subject HOLDRS Trusts.  The trustee under the Subject HOLDRS Trust Agreements shall have (i) taken all required actions necessary to tender any Subject HOLDRS sought to be tendered by a Subject HOLDRS Investor in each Exchange Offer, (ii) executed a Trust Agreement Amendment for each Subject HOLDRS Trust and (iii) delivered the securities underlying each Subject HOLDRS tendered in each Exchange Offer to the authorized participant in connection with each Exchange Offer.

ARTICLE VII

INDEMNIFICATION

SECTION 7.01.  Survival of Representations and Warranties.  (a)  Except as set forth in Section 7.01(b), the respective representations and warranties of the Seller and the Purchaser contained in this Agreement or any Ancillary Agreement shall survive for a period of eighteen (18) months after the Closing Date.

(b) The representations and warranties contained in Section 3.01 (Organization, Authority and Qualification of Seller), Section 3.02 (Organization and Authority of Subject HOLDRS Trusts), Section 3.03 (Title to Purchased Assets), Section 3.07 (Brokers), Section 3.13 (Schedules 14D-9; Offer Documents), Section 4.01 (Organization and Authority of the Purchaser), Section 4.05 (Brokers) and Section 4.06 (Offer Documents; Schedules 14D-9) (collectively, the “Fundamental Representations”) shall survive indefinitely.  The representations and warranties contained in Section 3.06 (Intellectual Property) shall survive for a period of six (6) years after the Closing Date and the last sentence of Section 3.11 (Taxes) shall survive for thirty (30) days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof), respectively.

SECTION 7.02.  Indemnification by the Seller.  The Purchaser and its Affiliates (including for purposes of this Article VII, Market Vectors ETF Trust) and each of their respective officers, directors, trustees, employees, agents, successors and assigns (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless by the Seller from and against any and all losses, damages, claims of any kind, liabilities, causes of action, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered, incurred or paid, directly or indirectly, by them (hereinafter, “Losses”), arising out of or resulting from (a) failure of any representation or warranty made by the Seller in this Agreement or in any Ancillary Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date; (b) any breach by the Seller of any of its covenants or agreements contained herein; (c) the Retained Liabilities; or (d) any claim or cause of action arising after the Closing Date with respect to the Purchased Assets prior to the Closing Date.

SECTION 7.03.  Indemnification by the Purchaser.  The Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser from and against any and all Losses, arising out of or resulting from: (a) the failure of any representation or warranty made by the Purchaser in this Agreement or in any Ancillary Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date; (b) any breach by the Purchaser of any of the covenants or agreement contained herein; (c) the Assumed Liabilities; or (d) any claim or cause of action arising after the Closing Date with respect to the Purchased Assets after the Closing Date.

SECTION 7.04.  Contribution and Allocation of Losses.  For Losses subject to the indemnification provisions of both Section 7.02 and Section 7.03, each of the Seller and the Purchaser shall contribute to the payment of such Losses in such proportion as is appropriate to reflect the relative fault of, and Losses caused by the conduct of, each of the Purchaser and the Seller in connection with the statements, omissions or other actions that resulted in such Losses.  Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any other alleged conduct relates to the conduct and operation of the HOLDRS Business, the Purchased Assets or the New ETFs, or to the information contained in statements or public filings of the Seller, the Subject HOLDRS Trusts, the Purchaser or the New ETFs.

SECTION 7.05.  Limitations on Indemnification.  (a)  The obligations to indemnify and hold harmless pursuant to Sections 7.02 and 7.03, together with the contribution and allocation provisions of Section 7.04, shall survive the Closing for the time periods set forth in Section 7.01, except for claims for indemnification asserted prior to the end of such periods, which claims shall survive until final resolutions thereof.

(b)      Notwithstanding anything to the contrary contained in this Agreement:  (i) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 7.02 or Section 7.03, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $50,000, after which the Indemnifying Party shall be liable only for those Losses in excess of $50,000; (ii) no Losses may be claimed under Section 7.02 or Section 7.03 by any Indemnified Party or shall be reimbursable by or shall be included in calculating the aggregate Losses set forth in clause (i) above other than Losses in excess of $5,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; (iii) the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 7.02 or Section 7.03 shall be an amount equal to 25% of the Purchase Price; and (iv) neither party hereto shall have any liability under any provision of this Agreement or any Ancillary Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any Ancillary Agreement; provided, however, that the limitations on indemnification contained in clauses (i), (ii) and (iii) of this Section 7.05(b) shall not apply to Losses which arise from any breach of the Fundamental Representations or any indemnification under Section 7.02(c), Section 7.02(d), Section 7.03(c) or Section 7.03(d); provided, further, that the maximum amount of indemnifiable Losses which may be recovered from the Seller arising out of or resulting from a breach of Section 3.06 (Intellectual Property) (together with the maximum amount recovered pursuant to Section 7.05(b)(iii)) shall be an amount equal to the Purchase Price.

(c)      For all purposes of this Article VII, “Losses” shall be net of (i) any insurance or other recoveries payable to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification and (ii) any Tax benefit available to such Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of such Losses (including the net present value of any Tax benefit arising in subsequent taxable years, calculated using a discount rate of 2.0% and assuming the highest applicable combined statutory rate of Tax then in effect).

SECTION 7.06.  Notice of Loss; Third Party Claims.  (a)  An Indemnified Party shall give the Indemnifying Party notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (other than a Third Party Claim), within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)           If an Indemnified Party shall receive notice of any Action, audit, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this Article VII, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 60 days of the receipt of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure.  The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 15 days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party.  If the Indemnifying Party elects to undertake any such defense against a Third Party Claim the Indemnified Party may participate in such defense at its own expense.  The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such Third Party Claim or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim.  If the Indemnifying Party controls the defense of any Third Party Claim, it may not settle any such Third Party Claim without the prior written consent of the Indemnified Party; provided however, such consent shall not be required if the settlement involves only payment of monetary damages by the Indemnifying Party or its Affiliates.  If the Indemnified Party controls the defense of any such claims or proceeding pursuant to this Section 7.06 and proposes to settle such claims or proceeding prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding.

SECTION 7.07.  Tax Treatment.  To the extent permitted by applicable Law, the parties hereto agree to treat all indemnification payments made under this Agreement as adjustments to the Purchase Price for all Tax purposes.

SECTION 7.08.  Remedies.  The Purchaser and the Seller acknowledge and agree that (a) following the Closing, except as provided in Section 5.06, the indemnification provisions of Section 7.02 and Section 7.03, together with the contribution and allocation provisions of Section 7.04, shall be the sole and exclusive remedies of the Purchaser and the Seller for any breach by the other party of the representations and warranties in this Agreement and for any failure by the other party to perform and comply with any covenants and agreements in this Agreement, and (b) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser or the Seller, after the consummation of the purchase and sale of the Purchased Assets contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.  Each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.  Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)      by either the Purchaser or the Seller, in the event that any Governmental Order issued by a Governmental Authority with competent jurisdiction restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement and such Governmental Order shall have become final and nonappealable;

(b)      by the Seller, if the Purchaser shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VI, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Seller to the Purchaser specifying such breach;

(c)      by the Purchaser, if the Seller shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VI, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Purchaser to the Seller specifying such breach;

(d)      by the mutual written consent of the Seller and the Purchaser; or

(e)      by either the Purchaser or the Seller, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to December 31, 2011; provided, however, that the right to terminate this Agreement under this Section 8.01(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

SECTION 8.02.  Effect of Termination.  In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) under the Confidentiality Agreement, (b) as set forth in Article IX and (c) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01.  Expenses.  Except as otherwise specified in this Agreement and the Ancillary Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 9.02.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a)	if to the Seller:

Merrill Lynch & Co., Inc.
4 World Financial Center
250 Vesey Street
New York, NY 10080
Facsimile: (917) 267-7092
Attention: Liam O'Neil, Managing Director, Head of Market Linked Solutions

with a copy to:

100 North Tryon Street
Charlotte, NC 28255-0001
Facsimile: 704-409-0968
Attention: Edward P. O’Keefe, General Counsel

with an additional copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022-6069
Facsimile: (212) 848-7179
Attention: Abigail Arms
Christa A. D’Alimonte

(b)	if to the Purchaser:

Van Eck Associates Corporation
335 Madison Avenue
New York, NY 10017

Facsimile: (212) 293-2033
Attention: Joseph J. McBrien, Esq., Senior Vice President and General Counsel

with a copy to:

Dechert LLP
1095 Avenue of the Americas
New York, NY 10036

Facsimile: (212) 698-3599
Attention: Stuart Strauss, Esq.

SECTION 9.03.  Public Announcements.  Neither party to this Agreement shall make, or cause to be made, any press release or public announcement (or otherwise communicate with any news media) in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

SECTION 9.04.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 9.05.  Entire Agreement.  This Agreement (including the Exhibits hereto), the Ancillary Agreements and the Confidentiality Agreement (a) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any other Persons any rights or remedies hereunder.  The parties acknowledge that both the Purchaser and the Seller participated in the drafting of this Agreement and the Ancillary Agreements and agree that any rule of law or any legal decision that may or would require interpretation of any alleged ambiguities in this Agreement or the Ancillary Agreements against the party that drafted it has no application and is expressly waived.  In the event of a conflict or inconsistency between the terms of this Agreement (including the representations, warranties, covenants and indemnification provisions hereof) and the terms of any other documents delivered or required to be delivered in connection with the consummation of the transactions contemplated by this Agreement, the parties acknowledge and agree that the terms of this Agreement shall supersede such conflicting or inconsistent terms in such other documents and the terms of this Agreement shall define the rights and obligations of the parties and their respective officers, directors, employees, stockholders and Affiliates with respect to the subject matter of such conflict or inconsistency.

SECTION 9.06.  Assignment.  This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser), as the case may be.  Any attempted assignment or delegation in contravention hereof shall be null and void.

SECTION 9.07.  Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 9.08.

SECTION 9.08.  Waiver.  Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 9.09.  No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article VII relating to indemnified parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 9.10.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York.  Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 9.11.  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) MAKES THIS WAIVER VOLUNTARILY AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12.  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MERRILL LYNCH & CO., INC.

By:	/s/ Andrew Sieg
	Name:	Andrew Sieg
	Title:	Head of Bank of America Merrill Lynch Retirement Services and Global Investment Solutions

VAN ECK ASSOCIATES CORPORATION

By:	/s/ Joseph J. McBrien
	Name:	Joseph J. McBrien
	Title:	Senior Vice President and General Counsel

Signature Page to Asset Purchase Agreement

ANNEX A

CONDITIONS OF THE EXCHANGE OFFERS

For the Purchaser to be bound to accept for exchange the Subject HOLDRS validly tendered for exchange and not withdrawn in the Exchange Offers, the Exchange Offers must satisfy the following conditions:

(1) Subject HOLDRS with a net aggregate value of not less than $25.0 million shall have been validly tendered by Subject HOLDRS Investors into the relevant New ETF pursuant to such Exchange Offer (it being understood that (i) the failure of Subject HOLDRS Investors to tender Subject HOLDRS with a net aggregate value of at least $25.0 million shall be a failure of a condition with respect to the relevant New ETF only, but not any other New ETF for which Subject HOLDRS with a net aggregate value of at least $25.0 million shall have been validly tendered by Subject HOLDRS Investors and (ii) subject to satisfaction or waiver of all other conditions to such Exchange Offer, the Purchaser shall be bound to accept for exchange the Subject HOLDRS validly tendered for exchange and not withdrawn in any Exchange Offer in which Subject HOLDRS with a net aggregate value of not less than $25.0 million shall have been validly tendered);

(2) the conditions set forth in Article VI of this Agreement shall have been satisfied or waived; and

(3) the General Conditions shall have been satisfied or waived.

The “General Conditions” mean that none of the following shall have occurred and be continuing:

•
there shall be pending any Action before or by any Governmental Authority in connection with the Exchange Offers which, in the Purchaser’s reasonable judgment, either (a) has, or is reasonably likely to have, a Material Adverse Effect on the Purchased Assets, the Seller or the Purchaser, (b) would prohibit, prevent, or delay beyond the date set forth in Section 8.01(e) of the Agreement, consummation of the Exchange Offers, or (c) would materially impair the contemplated benefits of the Exchange Offers to the Purchaser;

•
a Law or Governmental Order shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any Governmental Authority which, in the Purchaser’s reasonable judgment, either (a) has, or is reasonably likely to have, a Material Adverse Effect on the Purchased Assets, the Seller or the Purchaser, (b) would prohibit, prevent, or delay beyond the date set forth in Section 8.01(e) of the Agreement, consummation of the Exchange Offers, or (c) would materially impair the contemplated benefits of the Exchange Offers to the Purchaser;

•
the trustee under the HOLDRS Trust Agreements shall have taken or overtly threatened to take any action that challenges the validity or effectiveness of the procedures used by the Purchaser in the making of the Exchange Offers or the acceptance of the Subject

HOLDRS pursuant to the Exchange Offers which, in the Purchaser’s reasonable judgment, either (a) has, or is reasonably likely to have, a Material Adverse Effect on the Purchased Assets, the Seller or the Purchaser, (b) would prohibit, prevent, or delay beyond the date set forth in Section 8.01(e) of the Agreement, consummation of the Exchange Offers, or (c) would materially impair the contemplated benefits of the Exchange Offers to the Purchaser;

•
there shall have occurred or be reasonably likely to occur any event or condition not described in the three immediately preceding bullets which, in the Purchaser’s reasonable judgment, either (a) has, or is reasonably likely to have, a Material Adverse Effect on the Purchased Assets, the Seller or the Purchaser, (b) would prohibit, prevent, or delay beyond the date set forth in Section 8.01(e) of the Agreement, consummation of the Exchange Offers, or (c) would materially impair the contemplated benefits of the Exchange Offers to the Purchaser;

•
there exists, in the Purchaser’s reasonable judgment, any actual legal impediment to the acceptance for exchange of, or exchange of, some or all of the Subject HOLDRS under the procedures described in the Exchange Offers; or

•
there exists (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) any significant adverse change in the United States or other major securities or financial markets, (c) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or other major financial markets, (d) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States or (e) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.